Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Inhibrx Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	2,449,921	$16.415	$40,215,453.22	0.00014760	$5,935.80
		Total Offering Amounts				$40,215,453.22		$5,935.80
		Total Fees Previously Paid						−
		Total Fee Offset						−
		Net Fee Due						$5,935.80

(1)The shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”) will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.
(2)This registration statement registers the resale of (i) 300,146 shares of Common Stock held by certain selling stockholders, (ii) 991,849 shares of Common Stock that are issuable upon the exercise of warrants to purchase shares of Common Stock by certain selling stockholders, and (iii) 1,157,926 shares of Common Stock currently held by Inhibrx, Inc., an indirect wholly-owned subsidiary of Sanofi S.A.
(3)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the Nasdaq Global Market on June 6, 2024.